                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                              Segue Software, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  815807 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

-----------------------                                  ---------------------
  CUSIP NO. 815807 10 2                 13G                Page 1 of 2 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John J. Cullinane
        ###-##-####
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
        n/a                                                     (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Massachusetts, U.S.A.

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF             116,880

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING              116,880

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                 0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       116,880

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       n/a

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.5%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
       IN

------------------------------------------------------------------------------

                                 Schedule 13G
                                 ------------

Item 1.
(a) Segue Software, Inc.
(b) 1320 Centre Street
    Newton Centre, MA 02159

Item 2.
(a) John J. Cullinane
(b) 91 Common Street
    Dedham, MA 02026
(c.) Massachusetts, U.S.A.
(d) Common Stock, $.01 Par Value Per Share
(e) 815807 10 2

Item 3.
Not applicable.

Item 4.
Not applicable.

Item 5.
Not applicable.

Item 6.
Not applicable.

Item 7.
Not applicable.

Item 8.
Not applicable.

Item 9.
Not applicable.

Item 10.
Not applicable.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/12/98
                                                 -------------------------------
                                                  Date

                                                  /s/ John J. Cullinane
                                                 -------------------------------
                                                  Signature

                                                      John J. Cullinane
                                                 -------------------------------
                                                  Name/Title